Exhibit 10.1

PROMISSORY NOTE

$3,000,000	April 1, 2026

Wilmington, North Carolina

FOR VALUE RECEIVED, KiNRG, Inc., a company incorporated under the laws of the State of Nevada (“Maker”), absolutely and unconditionally promises to pay to the order of Millard L. Wallen, III, an individual resident of the Commonwealth of Virginia (herein, together with his successors and assigns, “Holder”), the principal sum of Three Million Dollars ($3,000,000), which represents the aggregate value of all obligations of Maker to Holder as of the date of this promissory note (this “Note”), together with interest on the outstanding balance thereof at a rate equal to 6.0% per annum.

The entire unpaid principal balance, together with all accrued and unpaid interest thereon, shall be due and payable on the first to occur of (a) the closing of the Maker’s public offering, or (b) September 30, 2026 (the “Maturity Date”). All payments made hereunder shall be payable in lawful money to Holder at such place as Holder may direct in writing from time to time during the term of this Note. This Note may be prepaid in whole or in part at any time on or before the business day preceding the Maturity Date, without payment of premium or penalty therefor.

The happening of any of the following events shall constitute an “Event of Default” under this Note: (a) the failure to pay when due any payment of principal or interest within three (3) business days of the due date thereof; (b) the failure by Maker to observe or perform any covenant contained herein or in any of the instruments executed in connection herewith; (c) the making by Maker of an assignment for the benefit of creditors; (d) the appointment of a trustee or receiver for Maker or any property of Maker; (e) the commencement of any proceeding by or against Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or like law or statute if such proceedings shall remain undismissed for a period of sixty (60) days from the date of commencement of the same; or (f) the validity or enforceability of this Note shall be contested by Maker or Maker shall deny that it has any liability under this Note.

Upon the occurrence of an Event of Default, Holder, at his option, may declare all Maker’s obligations under this Note immediately due and payable, exercise all of his rights and remedies against Maker under any applicable law or this Note, or pursue any combination of the foregoing. Upon an Event of Default in the payment of principal, to the extent permitted by applicable law, such amounts then owing thereupon and thereafter shall bear interest at a rate per annum equal to 8.0%. The rights, options and remedies of Holder shall be cumulative and no failure or delay by Holder in exercising any right, option or remedy shall be deemed a waiver thereof or of any other right, option or remedy or a waiver of any Event of Default.

Maker and all others who may become liable for the payment of all or any part of this Note do hereby bind themselves unconditionally, and as original promisors for the payment of this Note, including principal, interest, premium, if any, and all charges and costs of collection required to be paid hereunder, severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest and nonpayment, all pleas of discussion and division, notice of intention to accelerate the maturity of this Note, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial prepayments, releases or substitutions of security, in whole or in part, with or without notice, before or after the Maturity Date.

If any provision of this Note shall for any reason be determined by any court, governmental body or otherwise to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not in any instance affect the validity, legality, or enforceability of any other provision of this Note in any circumstance not controlled by such determination and this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, but only to the extent of such invalidity, illegality, or unenforceability; provided that the parties intend that each provision of this Note shall be given validity and effect to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

If, under any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, and if under any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.

Holder may, without notice and without releasing the liability of any party hereto, grant extensions or renewals hereof from time to time and for any term or terms. Delay on the part of Holder in exercising any rights hereunder shall not be deemed a waiver thereof. The rights and remedies of Holder as provided in this Note and at law or in equity shall be cumulative and concurrent and may be pursued singly or successively against Maker, or otherwise, at the sole and arbitrary discretion of Holder. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any later time. Maker shall pay to Holder upon demand the amount of any and all expenses incurred by Holder in enforcing its rights under this Note, or as the result of the occurrence of any Event of Default, including, by way of example rather than of limitation, the expenses of collecting any amount owed hereunder, and of any reasonable attorneys’ fees incurred in connection with any Event of Default.

This Note shall inure to the benefit of each successive Holder, and its successors and assigns, and shall bind Maker, all guarantors and endorsers, and their respective heirs, legal representatives, successors and permitted assigns. This Note shall be given effect and construed by application of the laws of the Commonwealth of Virginia, without giving effect to principles of conflict of laws thereof. Maker consents to the jurisdiction of the courts of the Commonwealth of Virginia. Maker may not assign all or any portion of its obligations under this Note without the prior written consent of Holder and any assignee so approved by Holder shall be required to assume all obligations of Maker under this Note. This Note shall be fully assignable by Holder.

So long as no Event of Default exists hereunder, all payments pursuant to this Note shall be first applied to (i) any fees, charges and expenses due hereunder, and any costs of collection incurred by Holder, and (ii) any balance remaining shall be applied to interest, if any, and then to the reduction of the principal balance due.

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IN WITNESS WHEREOF, the Maker has duly executed this Note under seal, intending it to be a sealed instrument, as of the date first written above.

MAKER:

KINRG, INC.

By:	/s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

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